Exhibit 10.3

INSURANCE SHARING AGREEMENT

Dated as of May 31, 2018

TABLE OF CONTENTS

Page

1.	Insurance Procurement		1

	1.1	Duty of Manager	1
	1.2	Policy Type	1
	1.3	Considerations	2
	1.4	Binding Effect	2
	1.5	Reliance Upon Broker	2
	1.6	Presentation of Claims	2

2.	Existing Policies; Reimbursement		2

	2.1	Existing Policies	2
	2.2	Reimbursement	2

3.	Allocation of Costs and Proceeds		3

	3.1	Cost of Separate Insurance	3
	3.2	Cost of Common Benefit Insurance	3
	3.3	Remittance of Separate Insurance Proceeds	3
	3.4	Remittance of Common Benefit Insurance Proceeds	3

4.	Payment of Costs		4

5.	Term; Termination		4

6.	General Provisions		5

	6.1	Independent Contractor	5
	6.2	Notices	5
	6.3	Attorneys’ Fees	5
	6.4	Non-Assignability	5
	6.5	Amendments	5
	6.6	Counterparts	5
	6.7	Governing Law	6
	6.8	Cooperation	6
	6.9	Waiver of Rights	6
	6.10	Successors and Assigns	6
	6.11	Subordination	6
	6.12	Further Assurance	6

i

INSURANCE SHARING AGREEMENT

THIS PROPERTY INSURANCE SHARING AGREEMENT (this “Agreement”) is entered into as of May 31, 2018 by and among SPIRIT REALTY, L.P., a Delaware limited partnership (“Manager”), SPIRIT REALTY CAPITAL, INC., a Maryland corporation (together with its subsidiaries, “Spirit”), and SPIRIT MTA REIT, a Maryland real estate investment trust (together with its subsidiaries, “SMTA”). Spirit and SMTA are each referred to as an “Insured Entity” and, collectively, as the “Insured Entities”.

Recitals

WHEREAS, in connection with the proposed spin-off by Spirit of certain assets and liabilities to Spirit’s common stockholders, Manager, Spirit and SMTA will engage in certain restructuring transactions (“Restructuring Transactions”) resulting in each of Spirit and SMTA, directly or indirectly, owning or leasing certain land and improvements (collectively, the “Projects”) upon the consummation of the Restructuring Transactions,; and

WHEREAS, subject to, and upon the consummation of, the Restructuring Transactions, the Insured Entities desire to appoint Manager as their agent and representative in connection with the matters set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Manager and Insured Entities hereby agree as follows:

1. Insurance Procurement.

1.1 Duty of Manager. Subject to, and upon the consummation of, the Restructuring Transactions, the Insured Entities hereby appoint Manager as their agent and representative to procure and continue in force on behalf of the Insured Entities such policies of insurance on the Projects as Manager shall determine to be necessary or appropriate from time to time; provided, however, that such policies of insurance shall at all times materially comply with any requirements by lenders or lessors of the Insured Entities as set forth in any deeds of trust, mortgages and other secured loan documents or instruments, security agreements, ground or other leases and other loan, lease or guaranty agreements, documents or instruments as the Insured Entities may enter into with respect to the Projects from time to time, and which will be provided by the Insured Entities to Manager in accordance with Section 1.3 hereof. The Insured Entities agree that such policies of insurance may include, without limitation, general liability, automobile liability, umbrella liability, property and environmental liability policies.

1.2     Policy Type. Manager has the authority to procure and maintain on behalf of the Insured Entities or an Insured Entity, as the case may be, (i) separate policies of insurance (“Separate Insurance”) with respect to (A) one or any group of Projects owned or leased, directly or indirectly, solely by Spirit or SMTA, respectively, and (B) director and officer liability, and (ii) blanket policies of insurance (“Common Benefit Insurance”) with respect to any group of Projects owned or leased, directly or indirectly, by Spirit and SMTA, in each case in accordance with this Agreement. All insurance policies procured and maintained by Manager hereunder shall be issued by financially sound and responsible insurance companies and shall insure both the owner or the lessor of the insured Project and Manager, as the case may be.

1.3 Considerations. Subject to Section 1.6 below, any determination to be made by Manager pursuant to Sections 1.1 and 1.2 above shall be based upon, in addition to such other factors and considerations as Manager may deem to be appropriate, (i) the nature and amount of insurance coverage maintained with respect to similar properties and industries located in the areas in which the Projects are located, (ii) insurance requirements set forth in third-party agreements, including, but not limited to, leases and loan agreements, documents and instruments entered into with respect to the respective Projects and (iii) the condition of, and limitations imposed by, the insurance underwriting market with respect to the availability of insurance coverage. In connection with the foregoing, each Insured Entity agrees that it shall provide to Manager promptly upon request a true and complete copy of each mortgage, loan, lease, security agreement and/or other third party agreement, document and instrument to which such Insured Entity is a party and which contains any insurance requirement with respect to the Projects owned or leased by such Insured Entity.

1.4 Binding Effect. The exercise in good faith of all discretion conferred upon Manager pursuant to the terms of this Agreement shall be binding upon each of the Insured Entities.

1.5 Reliance Upon Broker. Each Insured Entity authorizes and directs Manager to employ one or more nationally recognized insurance brokerage firms to assist in the performance of its duties hereunder, and Manager shall be entitled to rely in good faith upon any advice given by such brokerage firms with respect to availability of coverages, rates, policy terms, allocations of premiums and coverages, the insurable value of each of the Projects and other similar matters.

1.6 Presentation of Claims. The Insured Entity owning or leasing an affected Project shall inform Manager in writing as soon as reasonably practicable after an event giving rise to a claim for payment of insured losses. Manager shall then promptly present such claim for payment of insured losses to insurance carriers, pursue such claim until final resolution and take other similar actions as Manager determines are reasonably necessary. Each Insured Entity authorizes Manager to employ independent insurance adjusters and other independent contractors as may be reasonably necessary or required by the terms of the applicable insurance policy to effect loss recovery. To the extent the cost thereof is not paid by the insurers, such cost shall be borne as set forth in Section 3.1 below.

2. Existing Policies; Reimbursement.

2.1 Existing Policies. Manager shall use commercially reasonable efforts to add SMTA as a named insured under Spirit’s existing general liability, automobile liability, umbrella liability, property liability and premise environmental liability policies (each, an “Existing Policy”), effective upon the consummation of the Restructuring Transactions, until the expiration of the current term of each such Existing Policy. The remittance of insurance proceeds to the Insured Entities under an Existing Policy shall be made at the times and in the manner set forth in Section 3.4 below.

2.2 Reimbursement. SMTA will reimburse Spirit for (i) SMTA’s pro rata share of the premiums and other costs for each Existing Policy to which SMTA is added as a named insured in accordance with the methodology shown on Schedule 1 attached hereto, and (ii) the premiums paid by Spirit on behalf of SMTA under the existing director and officer liability insurance policy for SMTA, in each case, within 60 days of the Effective Date (as defined in the Separation and Distribution Agreement, dated as of May 21, 2018, by and between Spirit and SMTA).

3. Allocation of Costs and Proceeds.

From and after the expiration of any relevant Existing Policy, the payment of premiums and other costs by, and remittance of insurance proceeds to, the Insured Entities under Separate Insurance and Common Benefit Insurance shall be made at the times and in the manner set forth in this Section 3.

3.1 Cost of Separate Insurance. From and after the expiration of any relevant Existing Policy, the premiums and other costs for Separate Insurance, if any, procured and maintained by Manager hereunder shall be paid by the respective Insured Entity named as the insured under such Separate Insurance. Any costs or expenses incurred by Manager with respect to the presentation or pursuit of claims under any such Separate Insurance or with respect to Manager’s assistance in the presentation and pursuit of such claims shall be paid by the respective Insured Entity.

3.2 Cost of Common Benefit Insurance. From and after the expiration of any relevant Existing Policy, the premiums, broker fees and other costs for Common Benefit Insurance, if any, procured and maintained by Manager hereunder with respect to any Projects owned or leased, directly or indirectly, by Spirit and SMTA shall be paid by the Insured Entities in accordance with the methodology shown on Schedules 2-6 attached hereto. Any costs or expenses incurred by Manager with respect to the presentation or pursuit of claims under any Common Benefit Insurance shall, if such claims are pursued for the benefit of only one Insured Entity, be paid by such Insured Entity and, if such claims are pursued for the benefit of more than one Insured Entity, be paid by the relevant Insured Entity (a) if Insurance Proceeds (defined below) are remitted to the Insured Entities with respect to insured losses or damages from an event or casualty covered by Common Benefit Insurance, in proportion to their respective share of the Insurance Proceeds from Common Benefit Insurance as set forth in Section 3.4 below and (b) if Insurance Proceeds are not remitted to the Insured Entities with respect to insured losses or damages from an event or casualty covered by Common Benefit Insurance, in proportion to their respective share of the premium cost for Common Benefit Insurance as set forth in the immediately preceding sentence of this Section 3.2.

3.3 Remittance of Separate Insurance Proceeds. Insurance proceeds, net of any deductible or exclusion (“Insurance Proceeds”), with respect to insured losses or damages from an event or casualty covered by Separate Insurance shall be remitted solely to the respective Insured Entity named as the insured under such Separate Insurance.

3.4 Remittance of Common Benefit Insurance Proceeds. Insurance Proceeds with respect to insured losses or damages from an event or casualty covered by Common Benefit Insurance shall be remitted to the Insured Entities as follows, subject to adjustment in accordance with Section 3.4(c):

(a) If one Project sustains insured losses or damages from the same event or casualty covered by Common Benefit Insurance, Insurance Proceeds with respect to such insured losses or damages shall be remitted to the Insured Entity owning or leasing such Project;

(b) If more than one Project sustains insured losses or damages from an event or casualty covered by Common Benefit Insurance, Insurance Proceeds with respect to such insured losses or damages shall be remitted to the Insured Entities owning or leasing such Projects; provided that such Insurance Proceeds shall be remitted to each such Insured Entity so that the proportion of such Insurance Proceeds received by each such Insured Entity equals a fraction, the numerator of which is the insured losses or damages sustained by the Projects owned or leased by each such Insured Entity and the denominator of which is the aggregate insured losses or damages sustained by all Projects owned or leased by both such Insured Entities; and

(c) If Insurance Proceeds are remitted to the Insured Entities pursuant to Sections 3.4(a) and/or (b) for insured losses or damages from more than one event or casualty covered by Common Benefit Insurance, at the end of each calendar year during the existence of a Common Benefit Insurance and, in the year of termination of such Common Benefit Insurance, upon termination of such Common Benefit Insurance, the Insured Entities agree to make or receive payments, without interest, amongst themselves as necessary so that the proportion of such Insurance Proceeds received by each such Insured Entity during the existence of the Common Benefit Insurance date equals a fraction, the numerator of which is the insured losses or damages sustained by the Projects owned or leased by each such Insured Entity through such date of determination and the denominator of which is the aggregate insured losses or damages sustained by all Projects owned or leased by all such Insured Entities during the existence of the Common Benefit Insurance through such date of determination.

4. Payment of Costs.

The Insured Entities each hereby direct Manager, as soon as practicable after the receipt of each premium notice for any policy of insurance procured or maintained by Manager hereunder and the receipt of any invoice for any other item of cost related to such policy of insurance, to give written notice to the Insured Entities of the amount of such premium or invoice allocable to each such Insured Entity as determined pursuant to Sections 3.1 and 3.2 above. Not less than five (5) business days prior to the last date for payment without penalty stated in such premium notice or invoice, each Insured Entity shall pay to Manager, or to the insurance broker or insurance company, as directed by Manager, its allocable share of the amount of such premium or invoice, or the entire premium or invoice, in the case of Separate Insurance. Manager shall be entitled to finance the cost of any Common Benefit Insurance obtained hereunder over the policy period of such Common Benefit Insurance, in which case the costs thereof for which the Insured Entities are responsible shall include all interest, fees and other costs of such financing. Manager shall notify the Insured Entities of the periodic payments required under such financing and each Insured Entity shall pay its allocable share thereof not less than five (5) business days prior to the date each such payment is due.

5. Term; Termination.

(a) Unless the parties hereto agree otherwise, this Agreement shall be effective upon, the consummation of the Restructuring Transactions until the date that is three years after the date hereof (the “Original Term”). At the expiration of the Original Term, this Agreement shall be deemed renewed automatically each year for an additional one-year period. Each of the Manager and the Insured Entities shall be entitled to withdraw from this Agreement upon thirty (30) days prior written notice to the other parties. Notwithstanding the foregoing, this Agreement shall terminate automatically upon the termination of the Asset Management Agreement, dated May 31, 2018, between SMTA and Manager.

(b) At least 30 (thirty) days before the expiration date of each policy of insurance (such expiration date, the “Reallocation Date”), Manager shall notify each Insured Entity of the premium allocations for the period beginning on the Reallocation Date (the “Following Period”), specifying such allocations in the form shown on Schedules 2-6 hereto. Such allocations shall replace and supersede in their entirety Schedules 2-6 for such Following Period.

(c) Upon termination of this Agreement pursuant to Section 5(a), each Insured Entity shall, notwithstanding anything to the contrary contained herein, negotiate in good faith to equitably separate the policies of insurance on the Projects that constitute Common Benefit Insurance, including the equitable resolution of (i) the payment of premiums and other costs by the Insured Entities under Common Benefit Insurance pursuant to Sections 3.2 and (ii) the remittance of insurance proceeds to the Insured Entities under Common Benefit Insurance pursuant to Section 3.4.

6. General Provisions.

6.1 Independent Contractor. It is expressly understood and agreed that Manager acts as an independent contractor in performance of its duties as described herein.

6.2 Notices. All notices, demands, consents and reports provided for in this Agreement shall be in writing and shall be personally served or sent by certified or registered mail, return receipt requested, postage prepaid to the Insured Entities at 2727 North Harwood Street, Suite 300, Dallas, Texas 75201, or to such other address as each Insured Entity may provide to the other by written notice. For purposes of this Agreement, notices will be deemed to have been given upon personal delivery thereof or forty-eight (48) hours after having been deposited in the United States mail, postage prepaid and properly addressed.

6.3 Attorneys’ Fees. If any suit, action or proceeding is instituted in connection with any controversy arising out of this Agreement, the prevailing party shall be entitled to recover, in addition to costs, such sum as the court may adjudge reasonable as attorneys’ fees in such suit, action or proceeding and on any appeal from any judgment or decree entered therein.

6.4 Non-Assignability. This Agreement and the rights and obligations hereunder, shall be fully assignable by the Manager to an affiliate thereof. This Agreement and the rights and obligations hereunder shall not be assignable by any other party hereto without the written consent of all of the other parties hereto. Provided, however, that the foregoing shall not extend to assignments required by any insurance carrier in any matter relating to subrogation and shall not extend to an assignment by any Insured Entity in connection with a sale or financing of a Project or a portion thereof.

6.5 Amendments. Except as otherwise provided herein all amendments to this Agreement shall be in writing and executed by the party to be charged.

6.6 Counterparts. This Agreement may be executed in one or more counterparts, which, when taken together, shall constitute one original.

6.7 Governing Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of New York, notwithstanding any New York or other conflict-of-law provisions to the contrary.

6.8 Cooperation. The Insured Entities shall furnish such information and reasonable assistance in presenting or prosecuting any claim for payment under a policy of insurance procured or maintained by Manager hereunder as may be reasonably requested by Manager.

6.9 Waiver of Rights. The failure of any Insured Entity to seek redress for violation, or to insist upon the strict performance of any covenant, agreement, provision or condition of this Agreement, shall not constitute a waiver of the terms of such covenant, agreement, provision or condition at any subsequent time, or of the terms of any other covenant, agreement, provision or condition contained in this Agreement.

6.10 Successors and Assigns. This Agreement and each of the provisions hereof shall be binding upon and inure to the benefit of the Insured Entities hereto and their respective heirs, executors, administrators, successors and assigns, subject to Section 6.4 above.

6.11 Subordination. This Agreement shall be and remain absolutely and unconditionally subordinate to any valid recorded deed of trust on each Project or any part thereof and to any ground lease or other lease of a Project to an Insured Entity whether already or hereafter recorded.

6.12 Further Assurance. The Insured Entities hereby agree to take such further action and to execute such other and further documents as may be reasonably necessary to carry out the purposes of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Insured Entities have executed this Insurance Sharing Agreement as of the day and year first above written.

SPIRIT REALTY CAPITAL, INC., a Maryland corporation

By:	/s/ Michael Hughes
Name: Michael Hughes
Title: Executive Vice President, Chief Financial Officer

SPIRIT MTA REIT, a Maryland real estate investment trust

By:	/s/ Ricardo Rodriguez
Name: Ricardo Rodriguez
Title: Chief Executive Officer, President, Chief Financial Officer and Treasurer

[Signature page to Insurance Sharing Agreement]

The undersigned hereby agrees to perform and comply with its obligations and duties under the foregoing Insurance Sharing Agreement.

“MANAGER”

SPIRIT REALTY, L.P.,

a Delaware limited partnership

By:	Spirit General OP Holdings, LLC,
a Delaware limited liability company, its general partner

	By:	/s/ Ken Heimlich
Name: Ken Heimlich
Title: Executive Vice President

[Signature page to Insurance Sharing Agreement]

SCHEDULE 1

Premium Allocation – Interim Period

General Liability

Total unamortized premium balance, including all surcharges, taxes, policy fees and broker commissions, multiplied by the percentage that represents SMTA’s square footage to total square footage.

Example: Assuming an effective date for the spin-off related to the Restructuring Transactions referred to in the preamble to this Agreement (“Spin-off Effective Date”) of 5/31/18, total unamortized premium balance is $83,739. SMTA’s square footage is 42.44% of total square footage, therefore, the allocation is $35,539.

Automobile Liability

Neither SMTA nor SRC has any owned autos. The policy premium, including all surcharges, fees, taxes, policy fees and broker commissions, is for Hired and Non-Owned Liability, which is primarily for autos rented for business by employees and for employees using their own autos for business purposes. Since SMTA has no employees, no allocation is needed.

Umbrella Liability

Total unamortized premium balance, including all surcharges, taxes, policy fees and broker commissions, multiplied by the percentage that represents SMTA’s square footage to total square footage.

Example: Assuming a Spin-off Effective Date of 5/31/18, total unamortized premium balance is $24,154. SMTA’s square footage is 42.44% of total square footage, therefore, the allocation is $10,251.

Property

Total unamortized premium balance, including all surcharges, taxes, policy fees and broker commissions, multiplied by the percentage that represents SMTA’s insured property values to total insured property values.

Example: Assuming a Spin-off Effective Date of 5/31/18, total unamortized premium balance is $211,875. SMTA’s insured property values are 13.53% of total insured property values, therefore, the allocation is $28,666.

Premises Environmental Liability

Total unamortized premium balance, including all surcharges, taxes, policy fees and broker commissions, multiplied by the percentage that represents SMTA’s proportionate share of the balance, based on a premium by category/industry type, which is multiplied by the number of locations in each category.

Example: Assuming a Spin-off Effective Date of 5/31/18, total unamortized premium balance is $277,891. SMTA’s proportionate share is 33.6% of the balance, based on the sum of the individual premiums by category.

•	Single-tenant retail, grocery or restaurant – 200 at $400 each

•	Office or medical – 589 at $500 each

•	Carwash, gas station, auto dealership or auto repair shop – 98 at $750 each

•	Industrial or manufacturing – 11 at $1,000 each

Using this methodology, total SMTA premium for the term would be $459,000, or 33.6% of the total premium of $1,366,070 paid by Spirit for the full term. Therefore, SMTA will be allocated $93,414 for the interim period.

SCHEDULE 2

Premium Allocation – General Liability Policy

Total annual policy premium, including all surcharges, taxes, policy fees and broker commissions, multiplied by the percentage that represents the SMTA square footage to total square footage, based on the schedule provided to carriers in the renewal submission. The remainder is allocated to Spirit.

Example: Total premium is $335,000. Total square feet insured at time of renewal submission is 44,000,000. SMTA owns 19,800,000 square feet, or 45% of the total. Total premium of $335,000 multiplied by 45% equals $150,750. The remainder is allocated to Spirit.

SCHEDULE 3

Premium Allocation – Automobile Liability

Neither SMTA nor Spirit has any owned autos. The policy premium, including all surcharges, fees, taxes, policy fees and broker commissions, is for Hired and Non-Owned Liability, which is primarily for autos rented for business by employees and for employees using their own autos for business purposes. Since SMTA has no employees, the full annual premium will be allocated to Spirit.

SCHEDULE 4

Premium Allocation – Umbrella Liability

Total annual policy premium, including all surcharges, taxes, policy fees and broker commissions, multiplied by the percentage that represents the SMTA square feet to total square feet, based on the schedule provided to carriers in the renewal submission. The remainder is allocated to Spirit.

Example: Total premium is $97,000. Total square feet insured at time of renewal submission is 44,000,000. SMTA owns 19,800,000 square feet, or 45% of the total. Total premium of $97,000 multiplied by 45% equals $43,650. The remainder is allocated to Spirit.

SCHEDULE 5

Premium Allocation – Property

Total annual policy premium, including all surcharges, taxes, policy fees and broker commissions, multiplied by the percentage that represents the SMTA property values insured to total property values insured, based on the schedule provided to carriers in the renewal submission. The remainder is allocated to Spirit.

Example: Total premium is $600,000. Total property values insured at time of renewal submission are $30,000,000. SMTA property values insured are $10,000,000 or 33.3% of total property values insured. Total premium of $600,000 multiplied by 33.3% equals $199,800. The remainder is allocated to Spirit.

SCHEDULE 6

Premium Allocation – Environmental Liability

Total annual policy premium, including all surcharges, taxes, policy fees and broker commissions, is based on a premium per occupancy type multiplied by the number of properties that fall within each occupancy category. The SMTA allocation will be the sum of each premium for each property, based on the premium per occupancy. The remainder is allocated to Spirit.

Example: Total premium is $900,000. The premiums by occupancy type are shown below.

Single-tenant retail, grocery or restaurant with no historical uses of concern:	$400
Single-tenant retail, grocery or restaurant with historical uses of concern:	$600
Commercial office or medical office:	$500
Industrial or Manufacturing:	$1,000
Multi-family residential:	$30 per unit
Carwash, gas station, auto dealership or automobile repair shop:	$750
Multi-tenant retail shoping center or strip mall:	$500
Vacant land with no historical uses of concern:	$25 per acre

SMTA has 400 single-tenant retail properties with no historical uses of concern, 300 restaurants with no historical uses of concern, 100 grocery stores with no historical uses of concern and 100 medical offices.

The premiums by category are $160,000 (400 X $400); $120,000 (300 X $400); $40,000 (100 X $400); and $50,000 (100 X $500) for a total of $370,000.